Exhibit 99.2

ACHILLION ANNOUNCES NOMINATION OF ACH-2684 AS LEAD CLINICAL CANDIDATE IN RESISTANCE-FOCUSED HCV PROGRAM

Compound Demonstrates Excellent Potency Against HCV and Retains Activity Against Resistant Variants

NEW HAVEN, Conn. (January 28, 2010) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced the nomination of a lead clinical candidate in its third proprietary program against hepatitis C infection. The candidate, ACH-2684, demonstrates excellent potency in the low pico-molar range, as well as good pharmacokinetic and safety profiles in pre-clinical studies.

“The potency and virology profile of ACH-2684 demonstrates that it very effectively suppresses a broad range of natural variants of the hepatitis C virus, and may be effective in prevention and treatment of emerging resistant variants. This compound also retains potent activity against all genotypes. The very high potency of ACH-2684 was achieved by optimizing its interactions against NS3 protease. We have demonstrated in vitro that ACH-2684 can be used in combination with other HCV inhibitors, and that it is synergistic with NS5B nucleoside polymerase inhibitors,” said Milind S. Deshpande, Ph.D., Executive Vice President and Chief Scientific Officer of Achillion. “We have leveraged our expertise in HCV drug discovery and structure-based design to create a set of compounds, including ACH-2684, that are part of a discrete intellectual property estate and to which we currently retain all commercial rights.”

Michael D. Kishbauch, Achillion’s President and CEO, stated, “We are quite pleased to announce a clinical candidate from our third proprietary HCV program, further demonstrating our robust drug discovery expertise in this important therapeutic area. The compound, with its potency–resistance profile and preliminary safety characteristics, has the potential to be highly complementary to both our Gilead-partnered NS4A antagonist compounds as well as our ACH-1625 protease inhibitor, which recently achieved strong proof-of-concept results. We expect to move to IND-enabling pre-clinical testing of ACH-2684, and initiate a Phase 1/1b study in 2011.”

The Company will provide additional information on ACH-2684 during its Corporate and Clinical Update conference call and simultaneous webcast on Monday, February 1, 2010 at 4:30 p.m. Eastern time. To participate in the conference call, please dial (866) 743 – 9944 in the U.S. or (720) 545 -0058 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s Web site several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About HCV

The hepatitis C virus (HCV) is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide and The American Association of Liver Disease estimates that up to 80% of individuals become chronically infected following exposure to the virus. If left untreated, chronic hepatitis can lead to permanent liver damage, which can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of ACH-1625, which may not be duplicated in future preclinical studies or in future clinical studies, if any; Achillion’s expectations regarding the timing of other preclinical and clinical trials. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. ACHN-G

Company Contact: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Investors:

Anne Marie Fields

Lippert/Heilshorn & Associates, Inc.

Tel. (212) 838-3777

afields@lhai.com

Bruce Voss

Lippert/Heilshorn & Associates, Inc.

Tel. (310) 691-7100

bvoss@lhai.com

Media:

Megan Rusnack

Lippert/Heilshorn & Associates, Inc.

Tel. (212) 838-3777

mrusnack@lhai.com

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